Exhibit 99.1

FOR IMMEDIATE RELEASE:

DATATRAK INTERNATIONAL, INC. ANNOUNCES
THIRD QUARTER OPERATING RESULTS

Record revenue and net profit continue for the quarter with a 55% annual growth rate; Company shows positive cash flow from operations for the quarter and year-to-date

CLEVELAND, Ohio, November 11, 2004...DATATRAK International, Inc. (Nasdaq: “DATA”), the leading and most experienced Application Service Provider (“ASP”) in the Electronic Data Capture (“EDC”) industry today reported its operating results for the third quarter of 2004.

For the three months ended September 30, 2004, revenue increased approximately 57% to $2,975,000, and the Company reported net income of $398,000, or $0.06 per share on a fully diluted basis. These results compared with revenue of $1,895,000, and a net loss of ($68,000), or ($0.01) per share, in the third quarter of 2003.

For the nine months ended September 30, 2004, DATATRAK’s revenue increased approximately 55% to $7,892,000, and net income of $392,000, or $0.06 per share was recorded for the period. The Company reported revenue of $5,087,000, and a net loss of ($751,000), or ($0.14) per share, in the corresponding period of the previous year.

DATATRAK demonstrated positive cash flow from operations for the three and nine months ended September 30, 2004, of $862,000 and $236,000, respectively. For the three months ended September 30, 2004, cash used in investing activities was $380,000 and for the nine months ended September 30, 2004, cash provided by investing activities was $8,000. For the three and nine months ended September 30, 2004, cash provided by financing activities and foreign currency fluctuations totaled $47,000 and $265,000, respectively.

DATATRAK’s backlog at September 30, 2004 was $14.3 million and backlog currently stands at approximately $14.8 million. This compares to a backlog of $13.1 million at September 30, 2003. Backlog is defined as the remaining value of signed contracts or authorization letters to commence services. The Company does not include in its backlog potential contracts or authorization letters that have passed the verbal stage, but have not yet been signed. All contracts are subject to possible delays or cancellation or they can change in scope in a positive or negative direction. Therefore, the current backlog is not necessarily indicative of the Company’s future quarterly or annual revenue.

“We continued to build on our momentum for growth during the third quarter and our results were in line with internal expectations”, stated Dr. Jeffrey A. Green, President and Chief Executive Officer of DATATRAK International, Inc. “From the signs in this emerging market we expect to see progressive, gradual adoption of EDC in clinical trials over the next several years. This adoption will be fueled by the economic advantages related to the ability to accelerate development with lower costs and will also be secondary to increasing sensitivities surrounding the safety-enhancing potential of EDC brought to light by recent market withdrawals of drugs with a high risk profile. We see DATATRAK continuing to be acknowledged by clients as one of the leaders in this market from an experience and a software development perspective.”

The Company will also host a conference call today at 4:30 p.m. EST. To participate in the call, participants are asked to dial 719-457-2641 a few minutes before 4:30 p.m. EST. A replay of the conference call will be available at approximately 7:30 p.m. EST on November 11, 2004, and will run until 1:00 a.m. EST on November 18, 2004. The replay can be accessed by dialing 719-457-0820. The access code for both the conference call and the replay is #855687.

DATATRAK International, Inc. is a worldwide ASP for the EDC industry. The Company provides a suite of software products supporting the use of DATATRAK EDC® and related services to the pharmaceutical, biotechnology, and medical device industries. DATATRAK EDC® was developed in order to deliver clinical research data from investigative sites to clinical trial sponsors faster and more efficiently than conventional, manual methods. DATATRAK EDC® can be deployed worldwide in either a distributed platform using laptop computers or in a centralized environment using the Internet. DATATRAK EDC® software and its earlier versions have successfully supported many international clinical studies involving thousands of clinical research sites and encompassing tens of thousands of patients in over 40 countries. DATATRAK International, Inc.’s product suite has been utilized in some aspect of the clinical development of 14 separate drugs that have received regulatory approval from either the United States Food and Drug Administration or counterpart European bodies. DATATRAK International, Inc. has offices located in Cleveland, Ohio and Bonn, Germany. Its common shares are listed on the Nasdaq Stock Market under the symbol “DATA.” Visit the DATATRAK International, Inc. web site at www.datatrak.net or www.datatraknet.de.

Except for the historical information contained in this press release, the statements made in this release are forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include the ability of the Company to absorb corporate overhead and other fixed costs in order to successfully market the DATATRAK EDC® software; the development and fluctuations in the market for EDC technology; the degree of the Company’s success in obtaining new contracts; the timing of payments from customers and the timing of clinical trial sponsor decisions to conduct new clinical trials or cancel or delay ongoing trials; governmental regulation; the early stage of the Company’s EDC business and operations; and general economic conditions. In addition, the Company’s success depends on the outcome of various strategic initiatives it has undertaken, all of which are based on assumptions made by the Company concerning trends in the clinical research market and the health care industry.

CONTACT:

Jeffrey A. Green, Pharm.D., FCP President and Chief Executive Officer	Terry C. Black Chief Financial Officer	Neal Feagans Investor Relations

DATATRAK International, Inc. DATATRAK International, Inc. Feagans Consulting, Inc
440/443-0082 x112 440/443-0082 x110 303-449-1184

DATATRAK International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	September 30, 2004	December 31, 2003
Cash and investments	$4,225,099	$4,261,184
Accounts receivable, net	1,456,562	788,342
Other	1,571,518	1,327,008

Total assets	$7,253,179	$6,376,534

Accounts payable and other current liabilities	$1,950,621	$1,775,703
Shareholders’ equity	5,302,558	4,600,831

Total liabilities and shareholders’ equity	$7,253,179	$6,376,534

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)
	For the Three Months Ended September 30,

	2004	2003

Revenue	$2,974,536	$1,895,330
Direct costs	682,873	411,332

Gross profit	2,291,663	1,483,998
Selling, general and administrative expenses	1,764,272	1,336,139
Depreciation and amortization	140,854	220,826

Income (loss) from operations	386,537	(72,967)
Other income, net	11,099	4,962

Net income (loss)	$397,636	$(68,005)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.07	$(0.01)

Weighted average shares outstanding	6,095,744	5,705,929

Diluted:
Net income (loss) per share	$0.06	$(0.01)

Weighted average shares outstanding	6,815,027	5,705,929

DATATRAK International, Inc. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited)

	For the Nine Months Ended September 30,
	2004	2003
Revenue	$7,892,329	$5,086,555
Direct costs	1,820,390	1,110,557

Gross profit	6,071,939	3,975,998
Selling, general and administrative expenses	5,214,310	4,024,478
Depreciation and amortization	474,148	713,922

Income (loss) from operations	383,481	(762,402)
Other income, net	26,244	11,071

Income (loss) before income taxes	409,725	(751,331)
Income tax expense	18,000	—

Net income (loss)	$391,725	$(751,331)

Net income (loss) per share:

Basic:
Net income (loss) per share	$0.06	$(0.14)

Weighted average shares outstanding	6,072,760	5,424,785

Diluted:
Net income (loss) per share	$0.06	$(0.14)

Weighted average shares outstanding	6,787,286	5,424,785